TERADATA
MANAGEMENT INCENTIVE PLAN
(As amended and restated on February 20, 2018)

ARTICLE I
Definitions

1.1	Affiliate means any person that directly, or through one or more intermediaries, controls, or is controlled by, or under common control with, the Company.

1.2	Award means an award of incentive compensation pursuant to the Plan.

1.3	Code means the Internal Revenue Code of 1986, as amended.

1.4
Committee means the Compensation and Human Resource Committee of the Board of Directors of the Company, or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Company, and, to the extent necessary for Awards granted hereunder prior to November 2, 2017 to be treated as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Code.

1.5	Company means Teradata Corporation, a Delaware corporation.

1.6
Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the Teradata Corporation Long Term Disability Plan or another long-term disability plan sponsored by the Company or an affiliate.

1.7	Executive Officers means Board-appointed officers of the Company who are designated by the Board as “Section 16 officers.”

1.8	Participant means an Executive Officer or other employee of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

1.9
Performance Objectives mean the measurable or subjective performance objective or objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of a subsidiary, division, business unit, department, region or function within the Company or subsidiary in which the Participant is employed (i.e., “financial objectives”) or in terms of the performance of the individual Participant (i.e., “individual objectives”) and, without limiting the Committee’s authority to establish Performance Objectives based on other criteria, may be based on one or more of the following criteria: revenues; revenue growth; product revenue growth; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); earnings per share; operating income; pre- or after-tax income (before or after allocation of corporate overhead and bonus); cash flow (before or after dividends); cash flow per share (before or after dividends); gross margin; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or operating assets; economic value added (or an equivalent metric); stock price appreciation; total stockholder return (measured in terms of stock price appreciation and dividend growth); cost control; gross profit; operating profit; cash generation; unit volume; stock price; market share; new account wins; capital structure; sales; asset quality; product and services quality or delivery goals; cost saving levels; marketing-spending efficiency; core non-interest income; debt reductions; stockholder equity; regulatory achievements; implementation, completion or attainment of measurable objectives with respect to strategy, research, development, products or projects; business transformation objectives; recruiting and maintaining personnel; or change in working capital. Performance Objectives may be made relative to the performance of other corporations or entities.

1.10	Performance Period means the Company’s fiscal year or such other time period, as determined by the Committee in its discretion, during which the achievement of the performance goals is to be measured.

1.11	Plan means this Teradata Management Incentive Plan, as amended and restated.

1.12	Retirement means termination of employment with the Company or an affiliated company when a Participant is age 55 or older.
ARTICLE II
Eligibility and Participation

2.1
Eligibility and Participation. The Committee shall select Executive Officers of the Company and other employees of the Company or an Affiliate who are eligible to receive Awards under the Plan, and who shall be Participants in the Plan during any Performance Period in which they may earn an Award.

ARTICLE III
Terms of Awards

3.1
Calculation of Prior Awards. Any Awards payable under the Plan for Performance Periods beginning prior to November 2, 2017 shall be calculated in accordance with the provisions of Sections 3.1 and 3.2 of the Plan, as in effect immediately prior to the amendment and restatement of the Plan on February 20, 2018, and Sections 3.2 (Performance Period and Performance Objectives) and 3.3 (Adjustments) of the Plan as amended and restated on February 20, 2018 shall not apply to any such Awards.

3.2
Performance Period and Performance Objectives. Within the first 90 days of each Performance Period beginning after November 2, 2017 (or in the event of such a Performance Period that is shorter than a full fiscal year of the Company, before the expiration of 25% of such Performance Period), or by such other date as the Committee may determine, in its sole discretion, the Committee will establish each Award opportunity and the applicable Performance Objective(s) for such Performance Period.

3.3
Adjustments. The Committee may in its sole discretion modify the Performance Objectives, the target levels or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, without the consent of any Participant, (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its subsidiaries or the manner in which the Company conducts its business; (ii) in the event that a Participant’s responsibilities materially increase, decrease or otherwise change during a Performance Period or the Participant is transferred to a position that is not designated or eligible to participate in the Plan; or (iii) in such other circumstances as the Committee may determine, in its sole discretion. Moreover, notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, reduce the resulting Award otherwise payable to any Participant for a particular Performance Period, regardless of the level of attainment of the Performance Objectives, at any time prior to the payment of the Award opportunity, in light of the Participant’s individual performance during the Performance Period, the quality of the Company’s financial results, or such other factors as the Committee deems relevant, including changed or special circumstances that may arise during the Performance Period.

3.4
Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent. The Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options, or other stock-based or stock denominated units, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time of the grant.

3.5
Timing of Payment. Payment of Awards will be made as soon as practicable following determination of and certification of the Award, but in no event more than two and a half months after the end of the calendar year with respect to which such Award was earned, unless the a Participant has submitted a valid election to defer receipt of the Award pursuant to a deferred compensation plan approved by the Committee.

3.6
Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the performance goals and the amount of the Award.

ARTICLE IV
New Hires, Promotions and Terminations

4.1
New Participants During the Performance Period. If an individual is newly hired or promoted during a calendar year into a position eligible for participation in the Plan, he or she shall be eligible for an Award under the Plan for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for the Plan, subject to the discretion of the Committee.

4.2
Retirement, Disability or Death. A Participant who terminates employment with the Company during a Performance Period due to Retirement, Disability or death shall be eligible to receive an Award prorated for the portion of the Performance Period prior to termination of employment, unless otherwise determined by the Committee. Awards payable in the event of death shall be paid to the Participant’s estate.

4.3
Termination of Employment. If a Participant terminates employment with the Company for a reason other than Retirement, Disability or death prior to the end of a Performance Period, then unless otherwise determined by the Committee, no Award shall be payable with respect to the Performance Period in which such termination occurs.

ARTICLE V
Miscellaneous

5.1
Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state, local and other taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.2
Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

5.3
Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, and the Participants. The provisions of this Plan are intended to ensure that all Awards granted hereunder prior to November 2, 2017 may be treated as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, and this Plan shall be interpreted and operated consistent with that intention with respect to such Awards, provided that nothing herein shall require the Committee to administer the Plan in accordance with Section 162(m) of the Code with respect to any other Awards.

5.4
Severability. If any provisions of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

5.5
No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.6
Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

5.7	Amendment or Termination of the Plan. The Board of Directors of the Company reserves the right to amend or terminate the Plan at any time with respect to future Awards to Participants.

5.8
Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

5.9
Governing Law. The Plan and any Award agreements or arrangements hereunder shall be interpreted in accordance with the laws of the State of Delaware (without regard to its conflict of law provisions) and applicable federal law.

5.10
Compensation Recovery Policy. Any Award granted to a Participant and any amount paid hereunder shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and

Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.

IN WITNESS WHEREOF, the Company has caused this Plan, as amended and restated, to be executed effective as of this 20th day of February, 2018.

FOR TERADATA CORPORATION
By:
Name:
Title: